Exhibit 99.1

Hansen Medical Reports Recent Business Highlights and First

Quarter 2014 Results

MOUNTAIN VIEW, CA. – May 7, 2014 – Hansen Medical, Inc. (NASDAQ: HNSN), a global leader in intravascular robotics, today reported recent business highlights and financial results for the first quarter of fiscal year 2014 ended March 31, 2014.

Recent Business Highlights:

•	Yesterday, the Company’s Board of Directors announced the appointment of Cary Vance to the position of President and Chief Executive Officer and a member of the Board of Directors. Mr. Vance will join the Company on May 23, 2014.

•	On April 29, the Company announced successful completion of the world’s first clinical procedures using the Magellan™ 6Fr Robotic Catheter. The cases included two Uterine Fibroid Embolizations and a Transarterial Chemoembolization (TACE) procedure for colon cancer with liver metastasis.

First Quarter 2014 Highlights:

•	First quarter revenue of $3.7 million, up 25% year-over-year.

•	Commercialized two robotic systems (1 Magellan™ Robotic System and 1 Sensei® X Robotic Catheter System) in the first quarter of fiscal year 2014 compared to one robotic system in the first quarter of 2013.

•	Placed one additional Magellan System for the purpose of completing a single center clinical study with the new Magellan™ 6Fr Robotic Catheter in a variety of embolization procedures.

•	Physicians performed an estimated 827 robotic procedures in the first quarter of fiscal year 2014, up 6% year-over-year.

“We are pleased to welcome Cary Vance as President and Chief Executive Officer and look forward to his leading Hansen through the next stage of growth”, said Christopher P. Lowe, Hansen Medical’s interim Chief Executive Officer. “Throughout his career, Cary has delivered above average revenue growth while also driving margin expansion opportunities; and I am confident that his commercial expertise and leadership will be a tremendous asset for the Company. During this interim transition, the Company has remained focused on achieving our stated objectives for fiscal 2014 and we are particularly pleased to have recently announced the first-in-human clinical cases performed with the 6Fr Robotic Catheter as part of a clinical study to evaluate the use of the Magellan in a variety of peripheral vascular embolization procedures.”

First Quarter of 2014 Financial Results

Total revenue for the first quarter ended March 31, 2014 increased 25% to $3.7 million, compared to revenue of $3.0 million in the same period in 2013. The Company commercialized two robotic systems in the quarter (1 Magellan System and 1 Sensei System). The Company uses the term “commercialized” to refer to revenue-generating system transactions, including rental transactions. The Company sold 685 catheters in the first quarter of fiscal 2014, up 16% year-over-year. Physicians performed an estimated 827 robotic procedures in the first quarter of 2014, up 6% year-over-year.

Gross profit in the first quarter of fiscal 2014 decreased 15% to $0.4 million, or 11% of sales, compared to $0.5 million, or 16% of sales, last year. First quarter gross margin was negatively impacted by $256,000 of costs associated with additional product testing required in the quarter, partially offset by lower service costs in the quarter.

Research and development expenses for the first quarter were $4.4 million, compared to $4.1 million for same period in 2013. The increase of $0.3 million is primarily due to incremental costs associated with new product development and clinical program initiatives designed to expand the utilization of our platform.

Selling, general and administrative expenses for the first quarter were $9.2 million, compared to $7.4 million for the same period of 2013. The increase of $1.8 million year-over-year is primarily due to costs related to the expansion of our global sales organization and other certain administrative expenses in the quarter.

Net loss for the first quarter of 2014 was $14.4 million, or $0.14 per share, compared to a net loss of $17.2 million, or $0.26 per share, in the first quarter of 2013. Net loss for the first quarter of 2014 included total non-cash stock compensation expense of $0.8 million compared to $1.1 million in the first quarter of 2013. Net loss in the first quarter of 2013 included a pre-tax loss of $4.5 million related to a litigation settlement. Weighted average shares outstanding used to compute diluted net loss per share were 103.3 million for the first quarter of fiscal 2014, compared to 67.3 million in the first quarter of fiscal 2013.

Cash, cash equivalents, short-term investments and restricted cash totaled $38.4 million as of March 31, 2014, up $3.1 million quarter-over-quarter, compared to a total of $35.3 million as of December 31, 2013.

Hansen Medical Earnings Release and Conference Call

Hansen Medical is scheduled to report the first quarter 2014 results and host a conference call on May 7, at 5:00 p.m. ET (2:00 p.m. PT) at which point the Company will discuss in more detail the results of the quarter and other recent business highlights. Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 888-846-5003 (480-629-9808 for international callers) and referencing the participant code 4681413. An audio replay of the webcast will be available approximately one hour after the completion of the conference call through May 14, 2014 by calling 877-870-5176 (858-384-5517 for international callers) and entering the access code 4681413.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, is a global leader in intravascular robotics, developing products and technology designed to enable the accurate positioning, manipulation and control of catheters and catheter-based technologies. The Company’s Magellan™ Robotic System, 9Fr Magellan™ Robotic Catheter, Magellan™ 6Fr Robotic Catheter, and related accessories are intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices. The Magellan 9Fr Robotic Catheter has undergone both CE marking and 510(k) clearance and is commercially available in the European Union, and the U.S. The Magellan 6Fr Robotic Catheter has undergone 510(k) clearance in the U.S. and is in limited release for the next several months in anticipation of more wide-scale commercially availability later in 2014. In the European Union, the Company’s Sensei® X Robotic Catheter System and Artisan® and Artisan Extend® Control Catheters are cleared for use during electrophysiology (EP) procedures, such as guiding catheters in the treatment of atrial fibrillation (AF), and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the U.S., the Company’s Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheters are cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in EP procedures. In the U.S., the Sensei X Robotic Catheter System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X Robotic Catheter System and Artisan and Artisan Extend Control Catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including AF, have not been established. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding, among other things, statements relating to goals, plans, objectives, milestones and future events. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “potential,” “believes,” “goal,” “estimate,” “anticipates,” and similar words. These statements are based on the current estimates and assumptions of our management as of the date of this press release and are subject to risks, uncertainties, changes in circumstances and other factors that may cause actual results to differ materially from the information expressed or implied by forward-looking statements made in this press release. An example of such statements include our statement regarding expectations for the timing of the more wide-scale commercial availability of the Magellan 6Fr Robotic Catheter. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others: factors relating to engineering, regulatory, manufacturing, sales and customer service challenges in developing new products and entering new markets; potential safety and regulatory issues that could slow or suspend our sales; the effect of credit, financial and economic conditions on capital spending by our potential customers; the uncertain timelines for the sales cycle for newly introduced products; the rate of adoption of our systems and the rate of use of our catheters; the scope and validity of intellectual property rights applicable to our products; competition from other companies; our ability to recruit and retain key personnel; our ability to manage expenses and cash flow, and obtain additional financing; and other risks more fully described in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 13, 2014 and the risks discussed in our other reports filed with the SEC. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. We undertake no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

“Artisan Extend,” “Hansen Medical,” “Hansen Medical (with Heart Design),” “Heart Design (Logo),” “Sensei,” “Lynx,” “Artisan,” “Instinctive Motion,” “Fine Force Technology,” “IntelliSense” are registered trademarks, and “Magellan” and “Hansen Medical Magellan” are trademarks of Hansen Medical, Inc. in the U.S. and other countries.

Investor Contacts:	Westwicke Partners, LLC.

Peter J. Mariani	Mark Klausner or Mike Piccinino, CFA
Chief Financial Officer	443.213.0500
Hansen Medical, Inc.	Hansen@westwicke.com
650.404.5800

HANSEN MEDICAL, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues:
Product	$2,352	$1,626
Service	1,347	1,325

Total revenues	3,699	2,951
Cost of revenues:
Product	2,744	1,859
Service	557	623

Total cost of revenues	3,301	2,482

Gross profit	398	469

Operating expenses:
Research and development	4,415	4,112
Selling, general and administrative	9,161	7,418
Loss on settlement of litigation	—	4,500

Total operating expenses	13,576	16,030

Loss from operations	(13,178)	(15,561)
Other expense, net	(1,249)	(1,588)

Loss before income taxes	(14,427)	(17,149)
Income tax expense	(18)	(38)

Net loss	$(14,445)	$(17,187)

Basic and diluted net loss per share	$(0.14)	$(0.26)

Shares used to compute basic and diluted net loss per share	103,334	67,296

HANSEN MEDICAL, INC.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	March 31, 2014	December 31, 2013
ASSETS
Cash, cash equivalents and short-term investments	$33,004	$29,940
Accounts receivable, net	4,395	5,114
Inventories	12,028	12,203
Prepaids and other current assets	1,629	1,914
Property and equipment, net	3,882	3,641
Restricted cash	5,394	5,394
Other assets	1,582	2,953

Total assets	$61,914	$61,159

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$3,174	$3,337
Deferred revenue	3,180	3,115
Debt	33,608	33,358
Other liabilities	4,820	4,473

Total liabilities	44,782	44,283

Total stockholders’ equity	17,132	16,876

Total liabilities and stockholders’ equity	$61,914	$61,159